RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                     Company

                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer

                       Mortgage Pass-Through Certificates
                                 Series 1996-S20

                   $1,214,951.53 0.00% Class A-13 Certificates

                          Supplement dated May 12, 1998
                                       to
                 Prospectus Supplement dated September 23, 1996
                                       and
                         Prospectus dated June 21, 1996


     The Class A-13 Certificates had an initial aggregate Certificate Principal Balance of $1,318,180 and initially was issued on September 26, 1996. After giving effect to the distribution to be made on April 27, 1998 the Certificate Principal Balance is $1,214,953.53. Upon the written request of a prospective or actual Certificateholder (as defined in the Prospectus Supplement), the Master Servicer will provide current information with respect to the mortgage loans.

     The Class A-13 Certificates (Class the "Class A-13 Certificates") will be purchased from the Company by Donaldson, Lufkin & Jenrette Securities Corporation (the "Class A-13 Underwriter"), pursuant to an agreement (the "Class A-13 Underwriting Agreement") among the Company, the Master Servicer and the Class A-13 Underwriter. The proceeds to the Company from the sale of the Class A-13 Certificates will be equal to $894,508 net of any expenses payable by the Company.

     The Class A-13 Underwriter intends to offer the Class A-13 Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Class A-13 Underwriter may effect such transactions by selling the Class A-13 Certificates to or through dealers. In connection with the purchase and sale of the Class A-13 Certificates, the Class A-13 Underwriter and any dealers that may participate with the Class A-13 Underwriter in such resale of the Class A-13 Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Class A-13 Underwriter in the form of discounts, concessions or commissions. The Class A-13 Underwriting Agreement provides that the Company will indemnify the Class A-13 Underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class A-13 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

     This Supplement dated May 12, 1998 to the Prospectus Supplement dated September 23, 1996 to the Prospectus dated June 21, 1996 supercedes in its entirety the Supplement dated April 15, 1998.

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION THEREWITH.

               DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION



UNTIL AUGUST 10, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A-13 CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

The numbers listed for the Class A-13 Certificates in the table entitled "Pre-Tax Yield to Maturity of the Principal Only Certificates at the Following Percentages of SPA" at page S-57 of the Prospectus Supplement are replaced with the following numbers:

                        Pre-Tax Yield to Maturity of the
         Principal Only Certificates at the Following Percentages of SPA


Assumed Purchase Price               0%     100%      250%      400%       500%

$886,914.48..................       1.8%    3.4%      6.7%      10.7%      13.7%